Exhibit 5.1
Brent D. Fassett
(720) 566-4025
fassettbd@cooley.com
September 9, 2009
Alexza Pharmaceuticals, Inc.
2091 Stierlin Court
Mountain View, CA 94043
Ladies and Gentlemen:
We have acted as counsel to Alexza Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) to be filed by the Company under the Securities Act of 1933, as amended, covering the offering for resale of up to 15,000,000 shares of the Company’s Common Stock, which includes (i) 10,000,000 shares of the Company’s Common Stock (the “Shares”) issued by the Company pursuant to the Amended and Restated Purchase Option Agreement, dated as of June 15, 2009, by and among the Company, Symphony Allegro Holdings LLC (“Holdings”) and Symphony Allegro, Inc., and (ii) up to an additional 5,000,000 shares of the Company’s Common Stock (the “Warrant Shares”) that are issuable upon exercise of warrants to purchase the Warrant Shares (the “Warrants”) issued by the Company pursuant to the Warrant Purchase Agreement, dated as of June 15, 2009, between the Company and Holdings.
In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus included therein, the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents, where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters. Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares have been validly issued and are fully paid and nonassessable and (ii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.
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Alexza Pharmaceuticals, Inc.
Page Two
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of Common Stock” in the prospectus which forms part of the Registration Statement.
Very truly yours,
Cooley Godward Kronish llp

By:	/s/ Brent D. Fassett Brent D. Fassett, Partner
380 INTERLOCKEN CRESCENT, SUITE 900, BROOMFIELD, CO 80021-8023 T: (720) 566-4000 F: (720) 566-4099 WWW.COOLEY.COM